Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement no. 333-72922 on Form S-3/A, for the offer and sale of up to 328,691 shares of common stock by Equity Office Properties Trust, of our report, dated January 29, 2001, related to Spieker Properties, Inc. included in Equity Office Properties Trust's July 5, 2001 Form 8-K and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

San Francisco, California
November 29, 2001